HOMETOWN                              HomeTown Buffet, Inc.
         BUFFET                               9171 Towne Center Drive, Suite 575
     ==============                           San Diego, CA  92122
                                              Contact:  C. Dennis Scott, CEO
                                              (619) 546-9096


                     ----- FOR IMMEDIATE RELEASE -----
                             September 16, 1996

HOMETOWN RESULTS EXPECTED TO BE BELOW ANALYSTS' EXPECTATIONS

SAN DIEGO, CA -- HomeTown Buffet, Inc. today announced that, based upon a preliminary review of results for the first eight weeks of the twelve-week fiscal third quarter ending October 9, 1996, the Company expects that net earnings for the fiscal third quarter will be slightly below analysts' expectations. In addition, as previously reported, the Company expects that a large percentage of the new restaurants planned to open in fiscal 1996 will open in the fourth quarter. Fewer openings during the first three quarters will negatively impact third quarter results.

Final results for the fiscal third quarter will be announced on or about October 30, 1996.

As previously announced, the Company's shareholder vote for the proposed merger transaction with Buffets, Inc. is scheduled for September 19, 1996 and if the merger is approved by each company's shareholders and closes, then the Company's financial performance for the third quarter of fiscal 1996 will be reported on a consolidated basis with Buffets, Inc.

The statements set forth above concerning the Company's expectations regarding fiscal third quarter net earnings is forward-looking. During the remaining four weeks of the fiscal third quarter, a number of factors could cause actual results to differ from current expectations, including weather conditions, the success of the Company's marketing program, changes in food supply costs and general economic conditions. In addition, the ability of the Company to open new restaurants depends on a number of factors, including its ability to find suitable locations and negotiate acceptable leases and land purchases, its ability to attract and retain qualified restaurant managers and the availability of capital.